Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, CA 92660
A Stock Company
403(b) TAX-SHELTERED ANNUITY RIDER
Pacific Life & Annuity Company has issued this Rider as a part of the annuity Contract to which it is attached.
The Contract is hereby modified as specified below to qualify as a Tax-Sheltered Annuity (TSA) under Code Section 403(b) that does not contain any designated Roth Contribution, ERISA plan contribution or employer contribution, and is limited to Elective Deferrals not subject to ERISA (see Definitions below). The Contract has not been purchased under a Qualified Plan under Code Section 401(a), 403(a) or 457.
The provisions of this rider shall control to the extent that they are in conflict with those of the Contract. However, the provisions of any TSA Plan that govern this Contract shall control to the extent that they conflict with those of this rider (or the Contract, e.g., when compared to Sections B.3-B.9 below) and such an override would not result in such TSA Plan or this Contract losing its tax-qualified status.
PL&A may rely on the Eligible Employer that is the sponsor of such TSA Plan (or a representative thereof) for representations regarding the applicable provisions of such TSA Plan or any instruction or information that PL&A deems necessary, or is provided to PL&A, to process any request under this rider or otherwise to carry out the terms of this Contract.
A. Definitions
Annuitant — The individual named as a measuring life for periodic annuity payments under the Contract.
Annuity Start Date — The first day of the first period for which an amount is received as an annuity under the Contract, as provided in Code Section 72(c)(4) and any Regulations relating thereto. Such date may be a date shown in the Contract Specifications, or the date the Owner has most recently elected under the Contract, if any, for the start of annuity payments if the Annuitant is still living and the Contract is in force; or if earlier, the date that annuity payments actually begin.
Applicable Designation Date — September 30 of the calendar year next following the Owner’s Year of Death, in accordance with Reg. § 1.401(a)(9)-4, Q&A-4.
Applicable Distribution Period — The period used to determine the amount required to be distributed as an RMD during a Distribution Year.
Code — The Internal Revenue Code of 1986, as amended.
Contract — The attached contract, policy or certificate issued by PL&A as a TSA.
Contributions — The Purchase Payments, premiums, rollovers or other contributions received by PL&A under the Contract.

Designated Beneficiary or DB — An individual designated or treated as a beneficiary under the Contract for RMD purposes in accordance with the Regulations under Code Section 401(a)(9)(E) and related provisions, e.g., Reg. § 1.401(a)(9)-4.
DB Election Date — The date that is 30 days prior to the DB Required Beginning Date.
DB Required Beginning Date — December 31 of the calendar year next following the Owner’s Year of Death.
Disqualified TSA Loan — A TSA Loan that is disqualified from favorable tax treatment as described in Section D.5(c) below.
Distribution Year — The calendar year for which an RMD is required. The First Distribution Year is the calendar year in which the Owner attains age 70 1/2 (or, where applicable under Reg. § 1.401(a)(9)-5, Q&A-1(b), the calendar year in which the Owner retires or the calendar year next following the Owner’s Year of Death). Each subsequent calendar year is also a Distribution Year.
Elective Deferral — An elective deferral under Reg. § 1.403(b)-2(b)(7) and Reg. § 1.402(g)(3)-1.
Eligible Employer — An employer that is eligible to sponsor a TSA under applicable Regulations interpreting Code Section 403(b), e.g., Reg. § 1.403(b)-2(b)(8).
ERISA — Employee Retirement Income Security Act of 1974.
IRS — Internal Revenue Service.
Life Expectancy — The life expectancy of one or more individuals as determined by using the appropriate table in Reg. § 1.401(a)(9)-9.
Measuring Designated Beneficiary — The Designated Beneficiary as of the Applicable Designation Date whose Life Expectancy is used under Reg. § 1.401(a)(9)-4 and § 1.401(a)(9)-5, Q&A-7, to determine any Applicable Distribution Period. If as of the Applicable Designation Date any trust, estate or other entity is treated under Reg. § 1.401(a)(9)-4, Q&A-3, as a beneficiary under the Contract (taking into account any Separate Shares), the Contract shall be deemed to have no Measuring Designated Beneficiary. If as of the Applicable Designation Date the Contract (taking into account any Separate Shares) has more than one Designated Beneficiary (and no entity beneficiary), the Measuring Designated Beneficiary is the Designated Beneficiary with the shortest Life Expectancy as of such date.
Notice Date — The day on which PL&A receives, in a form satisfactory to PL&A, proof of death and instructions satisfactory to PL&A regarding payment of death benefit proceeds.
Owner or You — The Owner of the Contract.
Owner’s Election Date — The December 1 immediately preceding the Required Beginning Date.
Owner’s Year of Death — The calendar year in which the Owner dies.
PL&A — Pacific Life & Annuity Company.
QDRO — A qualified domestic relations order under Code Section 414(p).
Qualified J&S Election — An election under the survivor benefit rules that is described in Section B.6 below.

Qualified Plan — A tax-qualified retirement plan or arrangement under Code Section 401, 403 or 457.
Regulation or Reg. — A regulation issued or proposed pursuant to the Code.
Required Beginning Date — April 1 of the calendar year following the calendar year in which the Owner reaches age 70 1/2, or if later and allowed by the TSA Plan, April 1 of the calendar year following the calendar year in which the Owner retires from employment with the employer maintaining the TSA Plan.
RMD — Required minimum distribution under Code Section 401(a)(9) or related Code provision.
Roth Contribution — A contribution that is a designated Roth contribution under Reg. § 1.403(b)-3(c).
Separate Share — A separate portion or segregated share of the benefits under the Contract that is determined by an acceptable separate accounting under Reg. § 1.401(a)(9)-8, Q&A-3, or that qualifies as a segregated share for an alternate payee under a QDRO under Reg. §1.401(a)(9)-8, Q&A-6(b)(1). A Separate Share shall be treated as a separate contract for RMD purposes and Sections 8 and 9 below.
Spouse — The Owner’s spouse, including a former spouse covered by a QDRO who is treated as the Owner’s spouse pursuant to Reg. § 1.401(a)(9)-8, Q&A-6.
Spouse’s Continuation Election Date — The date that is 30 days prior to the earlier of the Spouse’s Latest Required Beginning Date or December 31 of the fifth calendar year after the Owner’s Year of Death, in accordance with Reg. § 1.401(a)(9)-3,
Q&A-4(c).
Spouse’s Latest Required Beginning Date — The later of December 31 of the calendar year next following the Owner’s Year of Death or December 31 of the calendar year in which the deceased Owner would have attained age 70 1/2.
Spouse’s Year of Death — The calendar year in which the Surviving Spouse dies.
Surviving Spouse — The surviving Spouse of a deceased Owner.
TSA — A tax-sheltered annuity contract under Code Section 403(b), including a custodial account, a retirement account or a life insurance contract that is treated as such an annuity contract under Code Section 403(b)(7) or 403(b)(9) or
Reg. § 1.403(b)-2(b)(2).
TSA Loan — A loan that is secured by a TSA and is described in Section D.1 below.
TSA Plan — The Qualified Plan with terms that govern the Contract as a TSA under Code Section 403(b).
We or Us or Our — Pacific Life & Annuity Company.
B.	Tax-Sheltered Annuity Provisions

To ensure its tax treatment as a TSA, the Contract is subject to the requirements of Code Section 403(b) and the Regulations relating thereto, which include the following:
1.	Pursuant to Reg. § 1.403(b)-3(a), the Contract is not purchased under a plan qualifying under Code Section 401(a) or 403(a) or an eligible governmental plan under Code Section 457(b). The Annuitant shall be at all times the Owner of the Contract (or its beneficial Owner where a fiduciary is its legal Owner). Such individual Owner’s rights under the Contract shall be nonforfeitable, and the Contract shall be for the exclusive benefit of such Owner and his or her beneficiaries.
2.	No benefits under the Contract may be transferred, sold, assigned, borrowed or pledged as collateral for a loan, or as security for the performance of an obligation, or for any other purpose, to any person other than PL&A, except as permitted in the case of a transfer or distribution pursuant to a QDRO.

3.	Pursuant to Reg. § 1.403(b)-3(a)(4) and (9), Contributions applied to the Contract may not exceed certain limits under Code Section 415, and any Contributions that exceed the applicable limits specified in Code Section 403(b)(1) and Reg. § 1.403(b)-4 may not be excludable from gross income. In addition, pursuant to Code Sections 403(b)(1)(E) and 401(a)(30) and Reg. § 1.403(b)-4(c), Contributions applied to the Contract by the Eligible Employer maintaining the TSA Plan as Elective Deferrals, when combined with other Elective Deferrals under other Qualified Plans of such Eligible Employer, are subject to the annual limits on Elective Deferrals under Code Sections 402(g)(1), (4) and (7), as well as the supplemental “over-50 catch-up” and other rules under Code Section 414(v) and Reg. § 1.403(b)-3(a)(4) and -4(b). Excess Elective Deferrals or other excess contributions (including any income allocable thereto) may be distributed from the Contract (or held in a separate account) in accordance with Code Section 402(g) or 4979(f) or Reg. § 1.403(b)-3(b)(2), -4(f) or -7(c). Pursuant to Reg. § 1.403(b)-3(b)(2), -6(b), and -6(d)(3), separate accounts shall be maintained under the Contract for (a) Elective Deferrals and earnings thereon, (b) any after-tax employee contributions and earnings thereon, (c) any other amounts that are transferred into the Contract from any Code Section 403(b)(7) custodial account and earnings thereon, (d) any undistributed excess contributions (including any allocable income), (e) any eligible rollover distributions accepted into the Contract pursuant to Reg. § 1.403(b)-10(d), and (f) any other Contributions and amounts added to the Contract values until any such amounts are transferred or distributed from this Contract. Contributions to the Contract shall be transferred to PL&A within a reasonable period, within the meaning of Reg. § 1.403(b)-8(b), and an Elective Deferral may be contributed up to 15 business days following the month in which such an amount would otherwise have been paid to the Owner. The Owner shall have the sole responsibility for determining whether any Contribution satisfies the applicable income tax requirements.

4.	Pursuant to Code Section 403(b)(11) and Reg. §1.403(b)-6, distributions (other than to correct excess contributions or make RMDs) that are attributable to Elective Deferrals generally may be made only when the Owner attains age 59 1/2, has a severance from employment, dies, becomes disabled (within the meaning of Code Section 72(m)(7)), incurs a hardship, or is eligible for a qualified reservist distribution (under Code Section 72(t)(2)(G)). Any such distribution made due to a hardship is limited to the Owner’s aggregate Elective Deferrals (excluding any income thereon) reduced by the aggregate prior distributions to the Owner from the Contract. Other distributions not attributable to Elective Deferrals but attributable to other amounts that have been held in a Code Section 403(b)(7) custodial account are generally subject to corresponding restrictions, except that no distribution for hardship is allowable under Reg. § 1.403(b)-6(c). Otherwise, distributions from the Contract generally are not permitted prior to the Owner’s severance from employment or some other event allowed by Reg. § 1.403(b)-6(b), except to the extent that such a distribution is attributable to either (a) after-tax employee contributions or earnings thereon, or (b) amounts held in a separate account for eligible rollover distributions pursuant to Reg. § 1.403(b)-6(i) and -10(d).

5.	Pursuant to Code Sections 403(b)(10) and 401(a)(31) and Reg. § 1.403(b)-7(b)(2), if the Owner or Annuitant is eligible to receive a distribution from the Contract that qualifies as an eligible rollover distribution (within the meaning of Code Section 402(f)(2)(A)), and elects (or is deemed automatically) to have such distribution paid directly to an eligible retirement plan (within the meaning of Code Section 402(c)(8)(B)), such distribution shall be paid directly to such eligible retirement plan. We shall establish reasonable administrative rules applicable to any such rights to have a direct rollover or direct transfer that comply with Reg. § 1.403(b)-7 and other applicable requirements (e.g., RMD and survivor benefit rules referred to below) and that allow avoidance of certain federal tax withholding on an eligible rollover distribution.
6.	For a Contract that is subject to the survivor benefit requirements of Code Section 401(a)(11) under Reg. § 1.401(a)-20, Q&A-3(a) or (d) (e.g., where the TSA Plan is subject to ERISA Title I section 205), if the Owner is married at the Annuity Start Date, payments shall be made in the form of a Joint and 50% Survivor Annuity, with the Owner’s spouse as the Joint Annuitant, unless an optional form of benefit is selected in accordance with this Section 6. Under this Joint and 50% Survivor Annuity form, payments shall be made during the lifetime of the Owner and, following the Owner’s death, payments equal to 50% of the joint payment amount shall continue to such spouse for life. In addition, the benefits under such a Contract are provided in accordance with the applicable consent, present value and other requirements of Code Sections 401(a)(11) and 417 and Reg. § 1.417(e)-1(e) and the rules in Reg. § 1.401(a)-20, Q&A-25 (for participants who are unmarried or who have a change in marital status and for surviving spouses).
(a)	The Owner may choose (without the consent of any other person) an alternative amount of the payment continuing to the Surviving Spouse from the joint and survivor annuity options offered by PL&A, provided that the amount of each payment to the Surviving Spouse under such option shall be not less than 50%, nor greater than 100%, of the periodic annuity benefit amount paid to the Owner, in accordance with Code Section 417(b).

(b)	In addition to the joint and survivor annuity options described in Section 6(a) above, as of the Annuity Start Date the Owner can elect any other optional form of payment that is provided by the Contract, provided that both of the following conditions are satisfied:
(i)	In accordance with Code Section 417 and Reg. § 1.401(a)-20, Q&A-31, the Owner files a Qualified J&S Election with PL&A within the 180-day period ending on such date, as follows (after receiving a written explanation thereof, including the revocability of such an election during such period, from a Qualified Plan representative):
(1)	In the case of an Owner who is married at the time of election, a Qualified J&S Election is made by (A) a written statement by the Owner waiving the joint and survivor annuity options described above in this Section 6 and specifying the form of benefit and the beneficiary designation(s) desired, and (B) a written statement from the Owner’s spouse consenting to such election. Neither the form of benefit nor any beneficiary designation selected in such a Qualified J&S Election can be changed without spousal consent, unless such spouse consents in writing to future designations by the Owner without such spousal consent. Any such written spousal consent must acknowledge the election in effect and be witnessed by a notary public or Qualified Plan representative. If it is established to the satisfaction of a Qualified Plan representative that such spouse’s consent cannot be obtained because such spouse cannot be located or because of other circumstances allowed by Regulations, the Owner’s election can still be deemed to be a Qualified J&S Election; or

(2)	In the case of an Owner who is not married at the time of election, a Qualified J&S Election is made by a written statement by the Owner to a Qualified Plan representative attesting to the fact that he or she is not married and specifying the optional form of payment and beneficiary designation(s) desired.
(ii)	The option selected satisfies any applicable requirements of Section 8 below.

7.	For a Contract that is subject to the survivor benefit requirements of Code Section 401(a)(11) under Reg. § 1.401(a)-20, Q&A-3(a) or (d), if an Owner is married upon the Owner’s death, then the deceased Owner’s interest in the Contract is subject to the provisions of the next paragraph (a) (in addition to Section 9 below), unless such spouse is deemed to have consented to a less favorable disposition of such interest in accordance with the next paragraph (b).
(a)	The Surviving Spouse shall be treated as the sole beneficiary of the following portion of the deceased Owner’s interest in the Contract, and may apply any part (or all) of such beneficial interest to provide an annuity that satisfies any applicable requirements of Section 9 below and Reg. § 1.401(a)-20 (e.g., Q&A-20 and Q&A-22):
(i)	The Surviving Spouse shall be treated as the sole beneficiary of such Owner’s interest in the Contract if no other beneficiary is entitled to any portion of such interest as of such Owner’s death, or

(ii)	If some other beneficiary is entitled to any portion of such Owner’s interest in the Contract as of such Owner’s death, then the Surviving Spouse shall be treated as the sole beneficiary of at least 50% of the nonforfeitable account balance of the Contract as of such Owner’s death, in accordance with Code Section 417(c), and all of such Surviving Spouse’s beneficial interest shall be treated as a Separate Share.
(b)	The Surviving Spouse shall be deemed to have consented to a less favorable disposition of the deceased Owner’s interest in the Contract than that provided under the immediately preceding paragraph (a), if in accordance with Code Section 417(a)(2) -
(i)	Such spouse (or such spouse’s legal representative) has consented to such a disposition and acknowledged its effect in a written statement witnessed by a notary public or a Qualified Plan representative, or

(ii)	It is established to the satisfaction of a Qualified Plan representative that such consent cannot be obtained because such spouse cannot be located or does not exist or because of other circumstances allowed by Regulations.
(c)	Subject to such deemed spousal consent, the Owner may provide for any disposition of such Owner’s interest in the Contract that is different from that in the immediately preceding paragraph (a) by a revocable election that (i) specifies the form of benefit and the beneficiary designation(s) desired and (ii) otherwise qualifies under Code Section 417, after receiving a written explanation thereof from a Qualified Plan representative.
8.	The Contract and all benefits, distributions and payments made under it shall comply with and conform to the RMD and incidental benefit rules of Code Sections 401(a)(9) and 403(b)(10) and the Regulations relating thereto (e.g.,
Reg. § 1.403(b)-6), as well as any applicable survivor benefit rules referred to above in Section 6 or 7, and shall be administered or adjusted accordingly, e.g., pursuant to the Tax Qualification Provisions in Section C below. Such rules shall override any benefit, distribution or payment provisions in the Contract that are inconsistent with such rules. Accordingly:
(a)	The entire interest under the Contract shall be distributed:
(i)	No later than the Required Beginning Date, or

(ii)	By periodic distributions, starting no later than the Required Beginning Date, over the Owner’s life or the lives of the Owner and a Designated Beneficiary (or over a period not extending beyond the Owner’s Life Expectancy or the joint and last survivor Life Expectancy of the Owner and a Designated Beneficiary).
(b)	RMDs shall be made in accordance with the Regulations under Code Section 401(a)(9) and related Code provisions. Accordingly:
(i)	Unless the Owner elects otherwise in writing to PL&A by the Owner’s Election Date to have the Owner’s entire interest distributed under another method offered by PL&A that qualifies under Code Section 401(a)(9) and Reg. § 1.401(a)(9)-6, Q&A-1(a), the RMD amount that must be distributed each Distribution Year with respect to the Contract shall be equal to the quotient obtained by dividing the Owner’s account balance for the Contract (as determined under Reg. § 1.401(a)(9)-6, Q&A-12, § 1.403(b)-6(e)(2) and § 1.408-8, Q&A-6, including any adjustment for any rollover, transfer or recharacterization under Reg. § 1.408-8, Q&A-7 or Q&A-8) by the Applicable Distribution Period. For these purposes -
(1)	The Applicable Distribution Period is determined by using the Uniform Lifetime Table in Reg. § 1.401(a)(9)-9, Q&A-2, in accordance with Reg. § 1.401(a)(9)-5, Q&A-4(a), or

(2)	If the Owner’s spouse is treated as the sole Designated Beneficiary for the Contract (taking Separate Shares into account) for the Distribution Year under Reg. § 1.401(a)(9)-5, Q&A-4(b), the Applicable Distribution Period is the longer of the distribution period under subparagraph (1) immediately above or the joint Life Expectancy of the Owner and such spouse, recalculated annually and based on their attained ages as of their birthdays in such Distribution Year, as reflected in the Joint and Last Survivor Table in Reg. § 1.401(a)(9)-9, Q&A-3.
Such RMD must be distributed no later than the Required Beginning Date for the first Distribution Year, and for each subsequent Distribution Year by December 31 thereof. However, the Owner may arrange to have any portion (or all) of such RMD distributed from another TSA owned by such Owner (rather than from the Contract) in accordance with Reg. § 1.403(b)-6(e)(7). If the Owner dies on or after the Required Beginning Date, an RMD is required for the Owner’s Year of Death, determined as if the Owner had lived throughout that year.
(ii)	As of the Owner’s Election Date or at any time thereafter (on 30 days notice to PL&A), the Owner may elect in writing to have any portion or all of the undistributed interest under the Contract applied to an annuity option offered by PL&A that qualifies under Code Section 401(a)(9) (and is not prohibited by any applicable survivor benefit rules referred to in Section 6 or 7 above). Such an annuity option must make annuity or other periodic payments at intervals no longer than one year, and must satisfy the other requirements of Reg. § 1.401(a)(9)-6, including:
(1)	Life annuity or a joint and survivor annuity. A life annuity must be on the Owner’s life. Any periodic annuity payment to any survivor under a joint and survivor annuity may not exceed the applicable percentage of the annuity payment to the Owner and other limits, as provided in Reg. § 1.401(a)(9)-6, Q&A-2.

(2)	Life (or joint and survivor) annuity with period certain. The amounts of the annuity payments must satisfy the requirements in Reg. § 1.401(a)(9)-6, Q&A-1(b) and Q&A-2(d).

(3)	Period certain annuity without a life contingency. The period certain may not exceed the maximum period specified in Reg. § 1.401(a)(9)-6, Q&A-3.

(4)	Annuity payments may not be in increasing amounts, except as allowed by Reg. § 1.401(a)(9)-6, Q&A-1(a) or Q&A-14.
(c)	The Owner or any Owner’s beneficiary, as applicable, shall have the sole responsibility for requesting or arranging for distributions that comply with this rider and any applicable tax requirements.

(d)	Any current death benefit protection amount (in excess of the current account balance amount), or any disability, health or accident benefit amount, that is provided by the Contract shall not exceed the amount permitted either by the incidental benefit rules in Reg. § 1.403(b)-6(g) or -8(c) or by the TSA Plan.
9.	Upon the Owner’s death, RMDs shall be made under the Contract in accordance with this Section 9 and the Regulations under Code Section 401(a)(9) and related Code provisions. Accordingly, selection of any annuity or other distribution option described in the Contract that does not satisfy the requirements of this Section 9 shall not be permitted.
(a)	If the Owner dies before distribution of his or her interest in the Contract has begun in accordance with paragraph 8(a) above, the entire interest shall be distributed by December 31 of the fifth calendar year that follows the Owner’s Year of Death, except to the extent that paragraph 9(c) or (d) below applies.

(b)	If the Owner dies after distribution of the Owner’s interest in the Contract has begun in accordance with paragraph 8(a) above but before the Owner’s entire interest has been distributed, the remaining interest shall be distributed at least as rapidly as under the method of distribution being used immediately prior to the Owner’s death, except to the extent that paragraph 9(c) or (d) below applies. To the extent that the Contract has no annuity payout option in effect and no Measuring Designated Beneficiary as of the Applicable Designation Date (and paragraph (9)(c) and (d) do not apply), then the Applicable Distribution Period shall be determined by the Owner’s remaining Life Expectancy, using the Owner’s age as of the Owner’s birthday in the Owner’s Year of Death. For Distribution Years after the Owner’s Year of Death such Applicable Distribution Period is reduced by one year for each calendar year that has elapsed since the Owner’s Year of Death.

(c)	If the Surviving Spouse is the sole Designated Beneficiary under the Contract (taking Separate Shares into account) as of the Applicable Designation Date, then -
(i)	If no irrevocable written election to the contrary has been filed with PL&A by the deceased Owner or the Surviving Spouse prior to the Spouse’s Continuation Election Date, the Contract shall continue in the name of the deceased Owner, and RMDs must begin by the Spouse’s Latest Required Beginning Date and be made in accordance with Section 8 above. For these purposes, the Applicable Distribution Period for each Distribution Year after the Owner’s Year of Death —
(1)	Is measured by the Surviving Spouse’s remaining Life Expectancy, recalculated annually through the Spouse’s Year of Death, and

(2)	For a Distribution Year after the Spouse’s Year of Death, is measured by the Surviving Spouse’s remaining Life Expectancy as of the Surviving Spouse’s birthday in the Spouse’s Year of Death, reduced by one year for each calendar year that has elapsed since the calendar year next following the Spouse’s Year of Death.
However, if the Owner dies on or after the Required Beginning Date, such Applicable Distribution Period shall not be shorter than the Applicable Distribution Period measured by using the Owner’s remaining Life Expectancy in accordance with paragraph 9(b) above and Reg. § 1.401(a)(9)-5, Q&A-5(a)(1). If the Surviving Spouse dies before the Spouse’s Latest Required Beginning Date for such a continued Contract, then the Surviving Spouse shall be treated as the deceased Owner for purposes of this Section 9 (except that any surviving spouse of such a deceased Surviving Spouse cannot continue the Contract further under this subparagraph (i) as a Surviving Spouse). Any Surviving Spouse may arrange to have any portion (or all) of any RMD that is distributable with respect to such spouse’s interest in the Contract distributed from another TSA formerly owned by the deceased Owner for which such spouse is also a designated beneficiary (rather than from the Contract) in accordance with
Reg. § 1.403(b)-3, Q&A-4.
(ii)	The Surviving Spouse may make an irrevocable election in writing with PL&A by the Spouse’s Continuation Election Date to have such Surviving Spouse’s entire interest under the Contract distributed under another method offered by PL&A that qualifies under Code Section 401(a)(9). In addition to any optional method that qualifies under the 5-year rule in paragraph 9(a) above, such optional methods include the following:
(1)	Any annuity option that satisfies Reg. § 1.401(a)(9)-5, Q&A-1(e), and provides for periodic distributions that begin no later than the Spouse’s Latest Required Beginning Date, or

(2)	Any other method that provides for periodic distributions that begin no later than the Spouse’s Latest Required Beginning Date and do not extend beyond the Applicable Distribution Period determined in accordance with subparagraph 9(c)(i) above.
(d)	If as of the Applicable Designation Date the Contract (taking any Separate Shares into account) has at least one Designated Beneficiary and no entity (e.g., a trust or estate) is treated under Reg. § 1.401(a)(9)-4, Q&A-3, as a beneficiary under the Contract, then —
(i)	To the extent that no irrevocable election to the contrary has been filed with PL&A by the deceased Owner or any such Designated Beneficiary by the DB Election Date (and no Surviving Spouse is the sole Designated Beneficiary), then annual distributions of the remaining interest in the Contract must be made over the Applicable Distribution Period starting with the DB Required Beginning Date. In that case, the RMD amount that must be distributed each Distribution Year with respect to the Contract shall be equal to the quotient obtained by dividing the account balance for the Contract (as determined in accordance with subparagraph 8(b)(i) above) by the Applicable Distribution Period. For these purposes -
(1)	The Applicable Distribution Period for the Distribution Year next following the Owner’s Year of Death is determined by the Measuring Designated Beneficiary’s remaining Life Expectancy, using such beneficiary’s age as of such beneficiary’s birthday in such Distribution Year; and

(2)	For a subsequent Distribution Year the Applicable Distribution Period is reduced by one year for each calendar year that has elapsed since the calendar year next following the Owner’s Year of Death.
However, if the Owner dies on or after the Required Beginning Date, such Applicable Distribution Period shall not be shorter than the Applicable Distribution Period measured by using the Owner’s remaining Life Expectancy in accordance with paragraph 9(b) above and Reg. § 1.401(a)(9)-5, Q&A-5(a)(1). Such RMD must be distributed no later than the DB Required Beginning Date, and for each subsequent

Distribution Year by December 31 thereof. However, any Designated Beneficiary may arrange to have any portion (or all) of such RMD (that is distributable with respect to such beneficiary’s interest in the Contract) distributed from another TSA formerly owned by such deceased Owner for which such beneficiary is also a designated beneficiary (rather than from the Contract) in accordance with Reg. § 1.403(b)-6(e)(7).
(ii)	Any such Designated Beneficiary may make an irrevocable election in writing with PL&A by the DB Election Date to have such Designated Beneficiary’s entire interest under the Contract distributed under another method offered by PL&A that qualifies under Code Section 401(a)(9). In addition to any optional method that qualifies under the 5-year rule in paragraph 9(a) above, such optional methods include the following:
(1)	Any annuity option that satisfies Reg. § 1.401(a)(9)-5, Q&A-1(e), and provides for periodic distributions that begin no later than the DB Required Beginning Date, or

(2)	Any other method that provides for periodic distributions that begin no later than the DB Required Beginning Date and do not extend beyond the Applicable Distribution Period determined in accordance with subparagraph 9(d)(i) above.
(e)	Any amounts payable to a minor child of the Owner shall be treated as if they are payable to the Surviving Spouse to the extent that the remainder of the interest becomes payable to such spouse when such child reaches the age of majority, in accordance with Reg. § 1.401(a)(9)-6, Q&A-15.

(f)	Unless the Owner has provided to the contrary in writing to PL&A (e.g., by selecting an annuity option that is not prohibited by any applicable survivor benefit rules referred to in Section 6 or 7 above), any beneficiary of any interest under the Contract shall have an unlimited right after the Notice Date, upon 30 days written notice to PL&A, to withdraw any portion or all of such interest or to apply any such amount to an annuity option that qualifies under Reg. § 1.401(a)(9)-5, Q&A-1(e).

(g)	If the Owner dies before the entire interest under the Contract has been distributed, no additional Contributions shall be allowed into the Contract, except for any rollover or transfer that is treated in accordance with
Reg. § 1.401(a)(9)-7 and § 1.403(b)-10(d).
10.	We shall furnish annual calendar year reports concerning the status of the Contract and such information concerning RMDs as is prescribed by the IRS.
C.	Tax Qualification Provisions

This rider is intended to qualify the Contract as a TSA under Code Section 403(b) for federal tax purposes, and to satisfy the applicable requirements of Code Section 403(b) and any Regulations relating thereto. To achieve these purposes, the provisions of this rider and the Contract (including any other endorsement or rider that does not specifically override these tax qualification provisions) shall be interpreted to ensure or maintain such a tax qualification, despite any other provision to the contrary. Any benefits, payments or distributions under the Contract shall be conformed or restricted to, or made in, any amount, time and manner needed to maintain such a tax qualification under the applicable provisions of the Code and Regulations, and the Contract is subject to separate account rules, subdivision or severance to maintain such a tax qualification of the Contract to the maximum extent possible, e.g., under Reg. § 1.403(b)-3(b)(2), -3(d), -4(f), -6 or -10(d). We reserve the right to amend this rider or the Contract to reflect any clarifications that may be needed or are appropriate to maintain such a tax qualification or to conform the Contract to any applicable changes in the tax qualification requirements, as provided in the Code or any Regulations or other published guidance relating thereto, without consent (where allowed by law). We will send you a copy of any such amendment.
D.	TSA Loan Provisions

Although there are no restrictions on your ability to exercise any right provided by the loan provisions in your Contract, any exercise of those loan provisions that is not permitted by your TSA Plan may disqualify your Contract or the TSA Plan from favorable tax treatment under Code Section 403(b). Subject to this caveat and your TSA Loan Amount Limits in Section 3 below, you may request a loan from your TSA (a “TSA Loan”) that is provided by a legally enforceable agreement and is secured by a portion of your Contract Value, if such a request is received by PL&A at least 30 days prior to the loan’s effective date. If the TSA Loan’s effective date would otherwise fall on the 29th, 30th or 31st day of any month, the TSA Loan’s effective date will be the first business day of the following month. Adverse tax consequences may result if you exceed your TSA Loan limits or you fail to satisfy the repayment requirements for a qualified TSA Loan under Code Section 72(p)(2), and any TSA Loan must be repaid in full no later than the Annuity Start Date. Any such excess loan amount or failure to repay could result in a “Disqualified TSA Loan” (described below) or automatic withdrawal from your Contract’s cash value that could be treated as a currently taxable distribution from your TSA (e.g., under Reg. § 1.403(b)-7(d) or§ 1.72(p)-1), and may be subject to federal tax withholding and a federal penalty tax on premature distributions, regardless of when any such unpaid amounts are repaid. The tax and other qualified retirement plan rules relating to TSA Loans are complex and in many cases unclear, and may involve spousal consent requirements (e.g., under ERISA Title I section 205 or Code Sections 401(a)(11) and 417(a)(4), pursuant to Reg. § 1.401(a)-20, Q&A3(d) and Q&A-24). For these reasons, and because the rules vary depending on the individual circumstances of each TSA, We advise that you consult with a qualified tax adviser before exercising the TSA Loan provisions of the Contract.
1.	TSA Loan Procedures - Your TSA Loan request must be submitted on Our Loan Request Form. You may submit such a TSA Loan request at any time after 30 days after your Contract’s Effective Date and 90 days prior to the Annuity Start Date. However, before requesting any new TSA Loan, you must wait 30 days after the last payment of a previous TSA Loan. If approved, your TSA Loan usually will be effective as of the end of the business day on which We receive all necessary documentation and signatures in a form satisfactory to Us. We normally will confirm such approval in writing to you and forward proceeds of your TSA Loan to you (along with written confirmation of the amount, effective date and repayment schedule for the TSA Loan) within seven calendar days after the effective date of your TSA Loan.

2.	Loan Account - On the effective date of your TSA Loan, PL&A will transfer an amount equal to the principal amount of your TSA Loan into an account called the Loan Account. If your Contract has Variable Investment Options, PL&A will transfer amounts to the Loan Account on a pro rata basis from your Fixed and Variable Investment Options based on your Contract Value in each. For a Contract issued under a TSA Plan that is exempt from the requirements of Title 1 of ERISA, PL&A will credit interest on amounts in the Loan Account at an annual rate equal to 3.0%. For a Contract issued under a TSA Plan that is subject to the requirements of Title 1 of ERISA, PL&A will credit interest on amounts in the Loan Account at an annual rate that is two percentage points lower than the annual loan interest rate charged on your TSA Loan. Interest earned will accrue daily beginning on the day following the effective day of the TSA Loan. If your Contract has Variable Investment Options, the interest credited and any TSA Loan repayment amounts will be transferred from the Loan Account to your Fixed and Variable Investment Options on a pro rata basis relative to your most recent allocation instructions.

3.	TSA Loan Amount Limits —You may have only one TSA Loan outstanding under the Contract at any time. In addition, no TSA Loan shall be made under your Contract unless such a loan can satisfy both the minimum and maximum TSA Loan amount limits in this Section 3. The minimum TSA Loan amount is $1,000, and the maximum TSA Loan amount is the lesser of:
(a)	50% of your Contract Value; or

(b)	$50,000 less your highest outstanding TSA Loan amount during the 12-month period ending on the date immediately before the effective date of your TSA Loan; or

(c)	if your Contract contains Guaranteed Interest Options (“GIOs”), 100% of your Contract Value, excluding your GIO Value.
You should refer to the terms of your particular TSA Plan for any additional TSA Loan restrictions. If you have other loans outstanding pursuant to other Qualified Plans, the TSA Loan amount that you may borrow under the Contract may be further restricted under Code Section 72(p)(2). In addition, no TSA Loan refinancing or multiple TSA Loans are allowable under the Contract. We are not responsible for making any determinations or any interpretations with respect to your TSA Plan (including any permitted TSA Loan amount or refinancing, or any suitability of, or adequate security for, any TSA Loan under ERISA fiduciary standards).

4.	TSA Loan Interest Rate - For a Contract issued under a TSA Plan that is exempt from the requirements of Title 1 of ERISA, you will be charged interest on your TSA Loan at an annual rate equal to 5%. For a Contract issued under a TSA Plan that is subject to the requirements of Title 1 of ERISA, you will be charged interest on your TSA Loan at an annual rate, set at the time the TSA Loan is made, equal to the higher of 5% or the Moody’s Corporate Bond Yield Average-Monthly Average Corporates, as published by Moody’s Investor Service, Inc., or its successor, for the most recent available month. If this Moody’s Corporate Bond Yield Average-Monthly Average Corporates is no longer available, We will use a substantially similar average, subject to compliance with applicable Code requirements and state regulations. However, any such interest rate shall not exceed a reasonable rate of interest, within the meaning of Code Section 4975(d)(1)(D) and Reg. § 1.403(b)-6(f). Interest charged will accrue daily beginning on the day your TSA Loan is effective.

5.	Repayment Terms - You must repay principal and interest of any TSA Loan generally within 5 years after its effective date. However, if you have certified to Us that your TSA Loan proceeds will be used to acquire a principal residence for yourself under Code Section 72(p)(2)(B)(ii), then you may request a TSA Loan for a term of up to 30 years. In either case, you must repay any loan under the Contract in full prior to the Annuity Start Date.
(a)	Your TSA Loan, including principal and accrued interest, must be repaid in quarterly installments that are substantially level. An installment will be due each quarter on the date corresponding to your TSA Loan’s effective date, beginning with the first such date following the effective date of your TSA Loan. You may, however, repay your entire TSA Loan at any time. If you do so, We will bill you for any accrued interest. Your TSA Loan will be considered repaid only when the interest due also has been paid. We will treat any payment you send to Us as a loan repayment, unless you indicate otherwise. To the extent permitted by law, any loan repayment in excess of the amount then due will be applied to the principal balance of your TSA Loan. Such a repayment will not change the due dates or the periodic repayment amount due for future periods. If a loan repayment is in excess of the principal balance of your TSA Loan, any excess repayment will be refunded to you. Repayments received that are less than the amount then due will be returned to you, unless otherwise required by law.

(b)	If a TSA Loan repayment is not made when due, We will declare the entire remaining TSA Loan balance in default. At that time, We will provide written notification of the amount needed to bring the TSA Loan back to the current status. You will have generally 60 days from the date on which the TSA Loan is declared in default (the “grace period”) to make the required repayment, but such grace period will not extend beyond the end of the calendar quarter following the calendar quarter in which such TSA Loan repayment was due.
(c)	If the required repayment is not received by the end of the grace period, the defaulted TSA Loan balance plus accrued interest will be repaid by a withdrawal (e.g., by partial surrender) from your Contract Value, to the extent that such value is then eligible for distribution. Generally, in order for an amount to be eligible for distribution from a TSA Plan or TSA, you must meet one of five triggering events, i.e., attainment of age 59 1/2, severance from employment, death, disability, or financial hardship. To the extent your Contract Value is not then eligible for distribution, the defaulted TSA Loan balance plus accrued interest will be considered a Disqualified TSA Loan, and any amount of your Contract’s cash value needed to repay such a Disqualified TSA Loan will be withdrawn as such amount of cash value becomes eligible for distribution. The withdrawal will be subject to any applicable withdrawal charge and tax withholding.

(d)	If there is such a Disqualified TSA Loan under your Contract, any future withdrawals first will be applied as repayment of such Disqualified TSA Loan, including accrued interest and withdrawal charges and charges for applicable taxes, to the extent allowed by law. Any amounts withdrawn and applied as repayment of TSA Loan will be withdrawn first from your Loan Account and then from any of your Investment Options on a proportionate basis relative to the Contract Value in each Investment Option. If you have any outstanding TSA Loan that is in default, the defaulted TSA Loan will be considered a withdrawal for the purpose of calculating any death benefit proceeds payable under the Contract.
6.	Tax Provisions - The terms of any TSA Loan made pursuant to this rider are intended to qualify for the exceptions in Code Sections 72(p)(2) and 4975(d)(1) so that the distribution of the TSA Loan proceeds will not constitute a distribution that is taxable to you. To achieve these purposes, these TSA Loan provisions and the provisions of the Contract (including any endorsement or rider that does not specifically override these tax qualification provisions) shall be interpreted to ensure and maintain such a tax qualification, despite any other provision to the contrary. We reserve the right to amend this rider or the Contract to reflect any clarifications that may be needed or are appropriate to maintain such a tax qualification or to conform this Contract to any applicable changes in the tax qualification requirements, as provided in the Code or any Regulations or other published guidance relating thereto, without consent (where allowed by law). We will send you a copy of any such amendment.
E.	Termination of Rider

This rider will end on the earlier of the following:
1.	When We receive a request to terminate this rider that is in a form satisfactory to Us, or

2.	When the Contract terminates.

All other terms and conditions of your Contract remain unchanged.
PACIFIC LIFE & ANNUITY COMPANY

Chairman and Chief Executive Officer	Secretary